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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number:  1-14114

                        RETIREMENT CARE ASSOCIATES, INC.
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             (Exact name of registrant as specified in its charter)

   6000 LAKE FORREST DRIVE, SUITE 200, ATLANTA, GEORGIA 30328, (404) 255-7500
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                   Common Stock (par value $.0001 per share)
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)   [ ]

       Approximate number of holders of record as of the certification or notice
date:    1
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       Pursuant to the requirements of the Securities Exchange Act of 1934,
Retirement Care Associates, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 2, 1998                              By:  /s/ ROBERT D. WOLTIL
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                                                Name: Robert D. Woltil
                                                Title: Vice President

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